Exhibit 99.1

Sound Point Acquisition Corp I, Ltd

Announces Pricing of Upsized $225 Million Initial Public Offering

March 1, 2022 10:15 PM Eastern Time

New York, New York—(BUSINESSWIRE)—Sound Point Acquisition Corp I, Ltd (the “Company”) announced today the pricing of its upsized initial public offering of 22,500,000 units at $10.00 per unit. The units will be listed on the Nasdaq Global Market (“Nasdaq”) in the United States and trade under the ticker symbol “SPCMU” beginning on March 2, 2022.

Each unit offered for sale consists of one of the Company’s Class A ordinary shares and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “SPCM” and “SPCMW,” respectively. The offering is expected to close on March 4, 2022, subject to customary closing conditions.

BofA Securities and J.P. Morgan are serving as the joint book-running managers for the offering and AmeriVet Securities and SPC Capital Markets are serving as co-managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,375,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained from: BofA Securities, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-001, Attn: Prospectus Department, Email: dg.prospectus_requests@bofa.com or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-866-803-9204, or by email at prospectus-eq_fi@jpmchase.com.

A registration statement relating to the securities has been declared effective by the Securities and Exchange Commission (“SEC”) on March 1, 2022. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities issued by the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About Sound Point Acquisition Corp I, Ltd

Sound Point Acquisition Corp I, Ltd is a special purpose acquisition company and was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company has not selected any specific business combination target but intends to concentrate its efforts in sectors where Sound Point Capital Management, LP, an affiliate of the Company’s sponsor, maintains a deep level of relationships and experience.

Contacts

Investor

Sound Point Acquisition Corp I, Ltd

ir@soundpointacquisition.com

Julie Smith

(212) 895-2293

Jean Hsu

(212) 468-5733

Media

Greg Cresci

(212) 895-2277

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